     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998
                                                  REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                    ----------------------


                                           FORM S-3
                   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ----------------------


                                        FORCENERGY INC
                    (Exact name of registrant as specified in its charter)

          DELAWARE                             1311                      65-0429338
(state or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification Number)

                         2730 S.W. 3RD AVENUE, SUITE 800
                            MIAMI, FLORIDA 33129-2237
                                 (305) 856-8500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 E. JOSEPH GRADY
              VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                         2730 S.W. 3RD AVENUE, SUITE 800
                            MIAMI, FLORIDA 33129-2237
                                 (305) 856-8500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                             ----------------------


                                    Copy to:
                                  DAVID C. BUCK
                             ANDREWS & KURTH L.L.P.
                                4200 CHASE TOWER
                              HOUSTON, TEXAS 77002
                                 (713) 220-4301
                              (713) 220-4285 (FAX)

                             ----------------------


            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:
               As soon as practicable following the effectiveness
                        of this Registration Statement.

                             ----------------------


        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following cox and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------


                                          REGISTRATION FEE
===================================================================================================
  TITLE OF EACH CLASS OF      AMOUNT TO BE   PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED     OFFERING PRICE    AGGREGATE OFFERING REGISTRATION FEE
                                               PER SHARE (1)        PRICE (1)
---------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    1,046,009        $24.15625         $25,267,655          $7,454
===================================================================================================


(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on March 20, 1998.
        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------

*******************************************************************************
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
*******************************************************************************

                   SUBJECT TO COMPLETION, DATED MARCH 26, 1998

                                1,046,009 SHARES

                                 FORCENERGY INC

                                  COMMON STOCK

                             ----------------------



        This Prospectus relates to 1,046,009 shares (the "Offered Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Forcenergy Inc ("Forcenergy" or the "Company") which are being sold by the selling stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Offered Shares by the Selling Stockholders, but will incur certain expenses in connection with the offering. See "Selling Stockholders."

        The Selling Stockholders may from time to time sell all or a portion of the Offered Shares directly or through one or more broker-dealers, in one or more transactions on the New York Stock Exchange ("NYSE"), in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. See "Plan of Distribution." The Selling Stockholders and any "broker-dealer" participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.


        As of March 13, 1998 the Company had 25,513,102 shares of its Common Stock outstanding, of which 16,478,361 are registered and available for unrestricted trading on the NYSE. The shares of Common Stock offered hereby have been approved for trading on the New York Stock Exchange. On March 24, 1998, the closing price of the Common Stock on the New York Stock Exchange was $25-15/16 per share as published in The Wall Street Journal on March 25, 1998.


                             ----------------------



        SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

                             ----------------------



   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ----------------------



              THE DATE OF THIS PROSPECTUS IS            , 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock is traded on the NYSE and, as a result, the Company also files reports, proxy statements and other information with the NYSE, and such reports, proxy statements and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005. The Registration Statement and other information filed by the Company with the Commission are also available at the web site of the Commission at http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission in Washington, D.C. and copies of such material may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by Forcenergy with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

               (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

               (ii) The description of Forcenergy Common Stock and associated preferred share purchase rights contained in Forcenergy's Registration Statements on Form 8-A filed initially with the Commission on July 17, 1995 and December 4, 1997, respectively, and any amendment or report filed for the purpose of updating such descriptions.

        All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents, including exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be made to: Forcenergy Inc, 2730 S.W. 3rd Avenue, Suite 800, Miami, Florida 33129,
Attention: Corporate Secretary; telephone (305) 856-8500.

                                  RISK FACTORS

        In addition to the other information set forth or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors before purchasing the Common Stock offered hereby.

VOLATILITY OF NATURAL GAS AND OIL PRICES AND HEDGING RISK

        Revenues generated from Forcenergy's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Forcenergy. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect Forcenergy's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of Forcenergy's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, Forcenergy enters into hedging arrangements from time to time. Forcenergy's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. While the use of hedging arrangements limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements.

IMPAIRMENT OF OIL AND GAS PROPERTIES

        Forcenergy uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flows from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. Significant downward revisions of reserve estimates or declines in oil and gas prices which are not offset by other factors could result in a write-down for impairment of oil and gas properties. For example, during the fourth-quarter of 1997, the Company recognized a non-cash impairment of oil and gas assets amounting to $200 million before tax ($162.8 million after tax) pursuant to the "ceiling test" provisions under the Securities and Exchange Commission's full cost accounting rules. During the first quarter of 1998, oil and gas prices declined from those being received as of the year-end reserve valuation date. As prices decline further from average prices being received as of March 1, 1998 the Company's capitalized costs could exceed the present values of estimated future net reserves.

REPLACEMENT OF RESERVES

        In general, the volume of production from oil and gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where Forcenergy has a significant portion of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions. Except to the extent Forcenergy acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of Forcenergy will decline as reserves are produced. Forcenergy's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flows from operations is reduced and external sources of capital become limited or unavailable, Forcenergy's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that Forcenergy's future development, acquisition and exploration activities will result in additional proved reserves or that Forcenergy will be able to drill productive wells at acceptable costs.

TITLE TO PROPERTIES

        Substantially all of Forcenergy's oil and gas properties are and will continue to be mortgaged to secure borrowings under its bank loan agreement (the "Senior Credit Facility"). In the event of Forcenergy's default under certain provisions of the Senior Credit Facility, Forcenergy's ownership interest in these properties may be subject to foreclosure by the lender.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

        There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in Forcenergy's Annual Report represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to Forcenergy's reserves will likely vary from estimates, and such variances may be material.

        The present values of estimated future net cash flows referred to in Forcenergy's Annual Report should not be construed as the current market value of the estimated oil and natural gas reserves attributable to Forcenergy's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. In fact, prices received for production have declined since the date on which such values were calculated. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Forcenergy's reserves or the oil and gas industry in general.

SUBSTANTIAL CAPITAL REQUIREMENTS

        Forcenergy makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. Historically, Forcenergy has financed these expenditures primarily with proceeds from bank borrowings, private placements and public offerings of debt and equity securities and cash generated by operations. Forcenergy made capital expenditures (including expenditures for acquisitions) of approximately $144.7 million during 1995, $284.0 million during 1996 and $496.9 million during 1997. Forcenergy's 1998 capital expenditure budget, not including expenditures for acquisitions, is estimated to be approximately $195 million. If revenues decrease as a result of lower oil and gas prices or operating difficulties, Forcenergy may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

DRILLING RISKS

        Drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. Forcenergy's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on Forcenergy's future results of operations and financial condition.

ACQUISITION RISKS

        Forcenergy's rapid growth in recent years has been largely the result of acquisitions of producing properties. Forcenergy expects to continue to evaluate and pursue acquisition opportunities which are available on terms management considers favorable to Forcenergy. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond Forcenergy's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, Forcenergy performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Forcenergy is generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

DEPENDENCE ON KEY PERSONNEL

        Forcenergy depends to a large extent on the services of its founder, Stig Wennerstrom, and certain other senior management personnel. The loss of the services of Mr. Wennerstrom and other senior management personnel could have a material adverse effect on Forcenergy's operations. Forcenergy has entered into employment agreements with Messrs. Wennerstrom, J. Russell Porter, E. Joseph Grady and Thomas F. Getten. Forcenergy does not maintain any key-man insurance on its senior management. Forcenergy believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

        Forcenergy's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and natural gas. Forcenergy's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, Forcenergy is also subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. In addition, Forcenergy is subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990 or regulations which may be promulgated thereunder, could have a material adverse effect on Forcenergy.

COMPETITION

        The oil and gas industry is highly competitive. Forcenergy encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. Forcenergy's competitors include major integrated oil and natural gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than Forcenergy and which, in many instances, have been engaged in the energy business for a much longer time than Forcenergy. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Forcenergy's financial or human resources permit. Forcenergy's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

        The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to Forcenergy. Forcenergy's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision. The availability of a ready market for Forcenergy's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. In addition, Forcenergy may be liable for environmental damages caused by previous owners of property purchased and leased by Forcenergy. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of Forcenergy's properties. In accordance with customary industry practices, Forcenergy maintains insurance against some, but not all, of such risks and losses. Forcenergy does not carry business interruption insurance. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of Forcenergy.

                                   THE COMPANY


        Forcenergy is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas. Forcenergy has experienced significant growth in the last six years, primarily through the exploitation, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico and the acquisition of producing properties in the Cook Inlet, Alaska. At December 31, 1997, Forcenergy had net proved reserves of 121.5 MMBOE, 59% of which were located in the Gulf of Mexico and 19% of which were located in Alaska. Approximately 48% of Forcenergy's net proved reserves on such date were oil and approximately 75% of proved reserves were classified as proved developed. Forcenergy currently operates approximately 74% of its Gulf of Mexico production. Although Forcenergy's primary focus is its Gulf of Mexico and Alaska activities, Forcenergy has also acquired interests in certain undeveloped international leasehold acreage, primarily in Gabon, Africa and Australia. See "Information Regarding Forcenergy," elsewhere in this Proxy Statement/Prospectus. Additional information concerning Forcenergy and its subsidiaries is included in the Forcenergy documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from sales of the Offered Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

        This Prospectus relates to the sale by the Selling Stockholders from time to time of up to 1,046,009 shares of Common Stock. The Selling Stockholders and the Company are parties to a shareholder agreement that was entered into in connection with the Company's acquisition of Edisto Resources Corporation. The Selling Stockholders acquired the shares of Common Stock in connection with the Company's acquisition of Edisto Resources Corporation. The shares of Common Stock offered by the Selling Stockholders are included in the Registration Statement of which this Prospectus is a part pursuant to registration rights granted under such shareholder agreement. The following table sets forth as of March 13, 1998 certain information with respect to the Selling Stockholders.

                                                    SHARES BENEFICIALLY
                                                       OWNED BEFORE                                  NUMBER OF
                                                         OFFERING                NUMBER OF     SHARES BENEFICIALLY
                                                        ----------                SHARES           OWNED AFTER
               SELLING STOCKHOLDER                 NUMBER        PERCENT       BEING OFFERED       OFFERING (1)
               -------------------                 ------        -------       -------------   -----------------
TCW Special Credits,
         as investment manager for The Board
         of Trustees of the Delaware State
         Employees Retirement Fund..........         32,252         *              32,252              -0-
TCW Special Credits,
         as general partner of TCW Special
         Credits Fund III...................        292,477        1.1%           292,477              -0-
TCW Special Credits,
         as general partner of TCW Special
         Credits Fund IIIb..................        241,608        1.0%           241,608              -0-
TCW Special Credits,
         as investment manager for The
         Common Fund for Bond Investments            16,248         *              16,248              -0-
TCW Special Credits,
         as investment manager for the
         Weyerhaeuser Company Master
         Retirement Trust...................        143,626         *             143,626              -0-
TCW Special Credits,
         as investment manager for the TCW
         Special Credits Trust..............        128,846         *             128,846              -0-
TCW Special Credits,
         as investment manager for the TCW
         Special Credits Trust IIIb.........        172,530         *             172,530              -0-
                                                 ----------                    ----------
                  Total.....................      1,027,587        4.0%         1,027,587              -0-
                                                 ==========                    ==========
Oaktree Capital Management, LLC,
         as investment manager for the OCM
         High Yield Trust...................         10,424         *              10,424              -0-
Oaktree Capital Management, LLC,
         as general partner of the OCM High
         Yield Limited Partnership..........          5,518         *               5,518              -0-
Oaktree Capital Management, LLC,
         as investment manager for Hughes
         Aircraft Company Master Retirement
         Trust .............................          1,665         *               1,665              -0-
Oaktree Capital Management, LLC,
         as investment manager for the San
         Diego County Employees'
         Retirement Association.............            815         *                 815              -0-
                                                 ----------                    ----------
                  Total.....................         18,422         *              18,422              -0-
                                                 ==========                    ==========
                                                                                1,046,009              -0-
                                                                               ==========

-----------------
*     Less than 1%.
(1) Assumes all Offered Shares are sold in this offering. There is no assurance that the Selling Stockholders will sell any or all of the Offered Shares.

        The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares including, but not limited to, all registration and filing fees, the New York Stock Exchange listing fee, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholders will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the Offered Shares.

                              PLAN OF DISTRIBUTION

        The shares of Common Stock registered hereunder and owned by the Selling Stockholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in one or more transactions on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated.

        The Selling Stockholders and any broker-dealers who act in connection with the sale of the Offered Shares hereunder may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Offered Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        The Company has advised the Selling Stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act. The Company also has advised each Selling Stockholder that in the event of a "distribution" of the shares owned by the Selling Stockholder, such Selling Stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Exchange Act until their participation in that distribution is completed. A "distribution" is defined in Rule 10b-6 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Stockholders that Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

        Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the Offered Shares, then participating broker-dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of the Offered Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principle market-makers in the Company's Common Stock, the market price of such stock could be adversely affected.


                                  LEGAL MATTERS

        The validity of the Offered Shares will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

==========================================   ==================================

     NO  DEALER,  SALESMAN  OR ANY OTHER
PERSON HAS BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION     OR    TO    MAKE     ANY
REPRESENTATIONS   NOT  CONTAINED  IN  OR
INCORPORATED   BY   REFERENCE   IN  THIS
PROSPECTUS   IN   CONNECTION   WITH  THE
OFFERING HEREIN,  AND, IF GIVEN OR MADE,               1,046,009 SHARES
SUCH  INFORMA  TION  OR  REPRESENTATIONS
MUST NOT BE RELIED  UPON AS HAVING  BEEN
AUTHORIZED  BY  THE  COMPANY.  THIS  PRO
SPECTUS DOES NOT  CONSTITUTE AN OFFER TO
SELL, OR A  SOLICITATION  OF AN OFFER TO
BUY,  ANY  SECURITIES  OTHER  THAN THOSE                FORCENERGY INC
SPECIFICALLY   OFFERED   HEREBY  IN  ANY
JURISDICTION TO ANY PERSON TO WHOM IT IS                 COMMON STOCK
UNLAWFUL   TO   MAKE   SUCH   OFFER   OR
SOLICITATION   IN   SUCH   JURISDICTION.
NEITHER THE DELIVERY OF THIS  PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE AN IMPLICATION            ----------------------
THAT THE  INFORMATION  HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                                          PROSPECTUS

          ----------------------                    ----------------------



            TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................    2
Incorporation of Certain Documents
   by Reference......................    2
Risk Factors.........................    3
The Company..........................    7
Use of Proceeds......................    7
Selling Stockholders.................    8
Plan of Distribution.................   10
Legal Matters........................   10                      , 1998



==========================================   ==================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


        All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses payable by the Company in connection with this offering are as follows:


        Securities and Exchange Commission registration fee.......  $ 7,454
        Accounting fees and expenses..............................    1,000
        Legal fees and expenses...................................    2,000
        Miscellaneous.............................................    1,066
                                                                    -------
                Total.............................................  $11,000
                                                                    =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the General Corporation of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article XII of Forcenergy's Amended and Restated Certificate of Incorporation together with
Article VII of its bylaws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of Forcenergy or is a person who is or was serving at the request of Forcenergy as a director, officer, employee or trustee of another corporation or of a partnership, joint venture trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of Forcenergy's Certificate of Incorporation and by the Bylaws were adopted or as may be thereafter amended. Article VII of Forcenergy's Bylaws expressly provides that it is not the exclusive method of indemnification.

        Article VII of the Bylaws provides that Forcenergy may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of Forcenergy or of another entity against any expense, liability or loss, regardless of whether Forcenergy would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction for which the director derived an improper personal benefit. Article XII of Forcenergy's Amended and Restated Certificate of Incorporation contains such a provision.

ITEM 16.       LIST OF EXHIBITS.

        5.1    Opinion of Andrews & Kurth L.L.P.

        23.1   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)

        23.2   Consent of Coopers & Lybrand L.L.P.

        23.3   Consent of Netherland, Sewell & Associates, Inc.

        23.4   Consent of Collarini Engineering, Inc.

        24.1 Powers of attorney (included on the signature page contained in Part II of this Registration Statement)



ITEM 17.       UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on the 25th day of March, 1998.



                                   FORCENERGY INC


                                   By: /s/ E. Joseph Grady
                                      --------------------------------------
                                           E. Joseph Grady
                                      Vice President -- Chief Financial Officer

                                POWER OF ATTORNEY

        KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. Getten, E. Joseph Grady and Everett Burrell, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all amendments) to this Registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 25, 1998.


          Signature                               Title
          ---------                               -----
    /s/ Stig Wennerstrom          President and Chief Executive Officer
----------------------------      (Principal Executive Officer)
      Stig Wennerstrom

     /s/ E. Joseph Grady          Vice President - Chief Financial Officer
----------------------------      (Principal Financial and Accounting Officer)
       E. Joseph Grady

    /s/ Bruce L. Burnham          Director
----------------------------
      Bruce L. Burnham

       /s/ Eric Forss             Director
----------------------------
         Eric Forss

      /s/ Robert Issal            Chairman of the Board of Directors
----------------------------
        Robert Issal

   /s/ William F. Wallace         Director
----------------------------
     William F. Wallace

                                INDEX TO EXHIBITS



  5.1    Opinion of Andrews & Kurth L.L.P.

  23.1   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)

  23.2   Consent of Coopers & Lybrand L.L.P.

  23.3   Consent of Netherland, Sewell & Associates, Inc.

  23.4   Consent of Collarini Engineering, Inc.

  24.1 Powers of attorney (included on the signature page contained in Part II of this Registration Statement)